Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Current Report on Form 8-K/A dated December 17, 2007, Registration Statement No. 333-141808 on Form S-3 and Registration Statement Nos. 333-141804 and 333-130241 on Form S-8 of NxStage Medical, Inc. of our report dated July 11, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantially all of the Medisystems Europe S.p.A. products being sold to Medisystems Corporation, a US Corporation and shareholder of Medisystems Europe S.p.A.) relating to the financial statements of Medisystems Europe S.p.A. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in Registration Statement No. 333-144896 on Form S-4 of NxStage Medical, Inc. (which financial statements are not separately presented therein).
/s/ DELOITTE & TOUCHE S.p.A.
December 17, 2007